Exhibit 99.2

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2004 and the unaudited pro forma condensed combined consolidated statements of operations for the fiscal year ended September 30, 2004 and the three month period ended December 31, 2004 are based on the historical financial statements of Ciprico Inc.  (“Ciprico”) and Huge Systems, Inc. (“Huge”) after giving effect to the acquisition of Huge using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2004 is presented to give effect to the proposed merger as if it occurred on December 31, 2004 and combines the historical balance sheet for Ciprico and Huge at December 31, 2004.  The unaudited pro forma condensed combined consolidated statement of operations of Ciprico and Huge for the fiscal year ended September 30, 2004 is presented as if the combination had taken place on October 1, 2003 and, due to different fiscal period ends, combines the historical results of Ciprico for the fiscal year ended September 30, 2004 and the historical results of Huge for the twelve months ended December 31, 2004. The unaudited pro forma condensed combined consolidated statement of operations of Ciprico and Huge for the three months ended December 31, 2004 is presented as if the combination had taken place on October 1, 2003.

Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Huge acquired in connection with the acquisition, based on their fair values as of the completion of the merger. The work performed by the independent valuation specialist has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated. Therefore, the actual amounts recorded may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Ciprico’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
of Ciprico Inc. and Huge Systems, Inc.

At December 31, 2004
(In thousands)

	Historical		Pro Forma Adjustments(1)		Pro Forma Combined
	Ciprico	Huge

Assets
Current assets:
Cash and cash equivalents	$4,675	$—	$(1,362)[a]		$3,313
Marketable securities and short term investments	15,906	—	—		15,906
Accounts receivable, less allowance	1,324	541	—		1,865
Inventories	1,736	124	—		1,860
Other current assets	310	17	—		327
Total current assets	23,951	682	(1,362)		23,271

Property and equipment, net	402	94	(62)[b]		434
Other assets	41	—	—		41
Other intangible assets	—	—	305	[c]	305
Goodwill	—	—	1,043	[d]	1,043
Total assets	$24,394	$776	$(76)		$25,094

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,391	$225	$—		$1,616
Accrued compensation	371	—	—		371
Warranty accrual	278	—	—		278
Accrued restructuring	578	—	—		578
Other accrued expenses	614	—	155	[e]	769
Deferred revenue	260	—	—		260
Total current liabilities	3,492	225	155		3,872

Note payable	—	—	300	[f]	300

Total shareholders’ equity	20,902	551	(531)[g]		20,922
Total liabilities and shareholders’ equity	$24,394	$776	$(76)		$25,094

(1) The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
of Ciprico Inc. and Huge Systems, Inc.

Year Ended September 30, 2004
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments(1)	Pro Forma Combined
	Ciprico	Huge

Net sales	$18,081	$5,010	$—	$23,091
Cost of sales	11,929	2,777	—	14,706

Gross profit	6,152	2,233	—	8,385

Operating expenses:
Research and development	5,154	658	—	5,812
Sales and marketing	4,597	640	—	5,237
General and administrative	1,705	617	—	2,322
Restructuring	2,500	—	—	2,500
Amortization of intangible assets	—	—	102 [c]	102
Total operating expenses	13,956	1,915	102	15,973

Operating income (loss)	(7,804)	318	(102)	(7,588)

Other income (expense), primarily interest	426	(2)	(56)[h]	368

Income (loss) before income taxes	(7,378)	316	(158)	(7,220)

Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(7,378)	$316	$(158)	$(7,220)

Shares used to calculate net income (loss) per share:
Basic	4,717			4,717
Diluted	4,717			4,717

Net income (loss) per common share
Basic	$(1.56)			$(1.53)
Diluted	$(1.56)			$(1.53)

(1) The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
of Ciprico Inc. and Huge Systems, Inc.

Three Months Ended December 31, 2004
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments(1)	Pro Forma Combined
	Ciprico	Huge

Net sales	$3,018	$1,435	$—	$4,453
Cost of sales	1,924	753	—	2,677

Gross profit	1,094	682	—	1,776

Operating expenses:
Research and development	840	187	—	1,027
Sales and marketing	573	201	—	774
General and administrative	246	227	—	473
Restructuring	(466)	—	—	(466)
Amortization of intangible assets	—	—	25 [c]	25
Total operating expenses	1,193	615	25	1,833

Operating income (loss)	(99)	67	(25)	(57)

Other income (expense), primarily interest	120	—	(14)[h]	106

Income (loss) before income taxes	21	67	(39)	49

Income tax expense (benefit)	—	—	—	—
Net income (loss)	$21	$67	$(39)	$49

Shares used to calculate net income (loss) per share:
Basic	4,743			4,743
Diluted	4,762			4,762

Net income (loss) per common share
Basic	$0.00			$0.01
Diluted	$0.00			$0.01

(1) The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

1.  Basis of Pro Forma Presentation

On January 31, 2005, Ciprico completed the acquisition of substantially all of the assets and business of Huge.  The purchase price paid at closing was paid in the form of two promissory notes and the assumption of certain liabilities of Huge by Ciprico.  Ciprico executed one short-term promissory note in the original principal amount of approximately $1.4 million which was paid on March 10, 2005 with no interest.  The principal amount of this note represents consideration of $1,325,000 payable to Huge at closing, a preliminary working capital adjustment of $37,000 and a $50,000 advance on the contingent consideration amount.  Ciprico also executed another promissory note in the original principal amount of $300,000 with a maturity date of January 31, 2007 pursuant to which Ciprico will make 6 equal quarterly installments of interest and principal beginning in June 2005. This note bears interest at a rate of 5% per annum.

The purchase price also includes a contingent payment obligation of Ciprico of up to approximately $4.5 million will be paid out as-earned based upon the actual gross profit dollars generated from sales at Huge Systems over the course of the next twelve (12) months, as defined pursuant to the terms of the Asset Purchase Agreement.  Advance payments of this contingent consideration will be made thirty (30) days following the last day of each of March, June and September of 2005, with a final payment to be made at the end of the earn-out period upon final determination thereof.

The estimated total purchase price of the Huge acquisition is as follows (in thousands):

Cash Consideration, including working capital adjustment	$1,362
Seller note payable	300
Warrants issued to former Huge stockholders	20
Estimated amount accrued for severance and integration activities	70
Estimated direct transaction costs	85
Total estimated purchase price	$1,837

The estimated direct transaction costs consist primarily of legal and accounting fees and other directly related charges.

Based on a preliminary analysis, Ciprico expects to incur costs of approximately $70,000 for severance and other transitional costs associated with exiting activities of Huge. A pro forma adjustment for $70,000 has been included in the unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2004.  This estimate is preliminary and subject to change based on Ciprico’s finalization of its integration plan.  The planning process for the integration of Huge’s operations may result in additional accruals for severance costs in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3.  Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Huge’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the transaction.  Based on preliminary valuation, and subject to material changes and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Huge as of December 31, 2004 (in thousands):

Preliminary estimated purchase price allocation:
Net tangible assets	$489
Amortizable intangible assets:
Developed and core technology	170
Non-competition agreements	135
Goodwill	1,043
Total preliminary estimated purchase price	$1,837

Of the total estimated purchase price, a preliminary estimate of $489,000 has been allocated to net tangible assets acquired and $305,000 has been allocated to amortizable intangible assets acquired.  The depreciation and amortization related to the fair value adjustment to acquired net tangible and intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations.

Developed technology, which is comprised of products that have reached technological feasibility, includes Huge’s U320 product line in addition to its 4 Gigabit RAID product currently in development.  Core technology represents a combination of Huge processes, patents and trade secrets developed through years of experience in design and development. Huge’s technology and products include entry-level RAID storage products targeting desktop video applications. This proprietary know-how can be leveraged by Huge to develop new technology and improved products. Ciprico expects to amortize the developed and core technology and patents on a straight-line basis over an estimated life of 3 years.

Of the total estimated purchase price, approximately $1.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.  Pro Forma Adjustments (in thousands)

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Huge’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets.

There were no intercompany balances or transactions between Ciprico and Huge. No pro forma adjustments were required to conform Huge’s accounting policies to Ciprico’s accounting policies. Certain reclassifications have been made to conform Huge’s historical amounts to Ciprico’s presentation.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Ciprico and Huge filed consolidated income tax returns during the periods presented.

Ciprico has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)                                  Adjustment to record the cash consideration paid to acquire Huge, including the $37,000 preliminary working capital adjustment.

(b)                                 Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Huge’s property and equipment.

(c)                                  Adjustments to reflect the estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

	Historical Amounts, Net	Preliminary Fair Value, Net	Increase	Annual Amortization	Quarterly Amortization	Useful Lives (Years)
Developed and core technology	$—	$170	$170	$57	$14	3.0
Noncompetition agreements	—	135	135	45	11	3.0
	$—	$305	$305	$102	$25

(d)                                 Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(e)                                  Adjustments to reflect the estimated direct transaction costs and estimated costs for the integration of Huge and Ciprico (in thousands):

Estimated direct transaction costs	$85
Estimated cost for integration activities	70
$155

(f)                                    Adjustment to record the seller note payable of $300,000

(g)                                 Adjustment to shareholder equity includes the following (in thousands):

Eliminate historical invested capital/shareholder equity of Huge	$(551)
Value of warrants issued to former Huge stockholders	20
$(531)

(h)                                 To adjust for the estimated interest expense on the seller note payable of $300,000 at 5% annual interest and adjust other income for the effect of lower cash and cash equivalents at an annual effective interest rate of 2.62%.

3.  Pro Forma Earnings Per Share

As Ciprico issued no common shares as consideration in the transaction, pro forma basic and diluted earnings per share are based on the weighted average number of shares of Ciprico common stock outstanding for the period presented, to the extent the effect of any common stock equivalents were antidilutive.  For the three month period ended December 31, 2004, there were 18,773 common stock equivalents included in the diluted earnings per share.

The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Ciprico that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Ciprico.